SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___)

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Community National Bancorporation

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COMMUNITY NATIONAL BANCORPORATION
561 East Washington Avenue
Ashburn, Georgia 31714

January 30, 2004

Dear  Community National Bancorporation Shareholder:

      Recently, you received a proxy statement dated January 8, 2004 for a Special Meeting of Community National Bancorporation’s shareholders that will be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia 31714, on Friday, February 13, 2004 at 10:00 a.m. local time. As described in the proxy statement, Community National Bancorporation has agreed to sell First National Bank, its wholly owned subsidiary located in Tarpon Springs, Florida, to Gulf Atlantic Financial Group, Inc. At the Special Meeting, shareholders will consider and vote upon the sale.

      We are sending you this letter to inform you of certain changes to the terms of the Stock Purchase and Sale Agreement between Community National and Gulf Atlantic. On January 29, at the request of Gulf Atlantic, the parties entered into a First Amendment to the sale agreement for the following purposes:

•	To change the date by which Gulf Atlantic must satisfy its financing condition from January 31, 2004 to June 30, 2004; and

•	To change the date after which either party may terminate the sale agreement if the sale agreement has not closed on or before such date from March 31, 2004 to June 30, 2004.

      In addition, the First Amendment increases the maximum termination fee payable to Community National in the event that it terminates the sale agreement because of Gulf Atlantic’s failure to satisfy its financing condition from $100,000 to $115,000. The pricing and other material terms of the Stock Purchase and Sale Agreement remain unchanged. The First Amendment to the Stock Purchase and Sale Agreement is attached to this letter as Appendix A, and we encourage you to read it in its entirety.

      The Board of Directors has approved the First Amendment and recommends that you vote in favor of the proposed sale. Your vote is very important. IF YOU HAVE NOT YET VOTED, WE URGE YOU TO VOTE AS SOON AS POSSIBLE BY COMPLETING, DATING, SIGNING AND RETURNING THE PROXY CARD OR BROKER INSTRUCTION CARD ENCLOSED WITH THE PROXY MATERIALS YOU PREVIOUSLY RECEIVED. If you wish to change your vote, you may do so as described in the proxy materials.

Sincerely,

Theron G. Reed
President and Chief Executive Officer

Appendix A

FIRST AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT

      THIS FIRST AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT, is made and entered into as of this 29th day of January, 2004 (the “First Amendment”), by and between Gulf Atlantic Financial Group, Inc., a corporation organized and existing under the laws of the State of Florida (“Buyer”), and Community National Bancorporation, a corporation organized and existing under the laws of the State of Georgia (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings so ascribed pursuant to the Stock Purchase Agreement (defined below).

WITNESSETH:

      WHEREAS, pursuant to the terms of that certain Stock Purchase and Sale Agreement, dated as of October 21, 2003 (the “Stock Purchase Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Shares, which represent all of the outstanding capital stock of the Bank; and

      WHEREAS, Buyer and Seller wish to amend the Stock Purchase Agreement as set forth in this First Amendment.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENT

1.01 Section 6.03(f) is hereby amended to read in its entirety as follows:

“(f) Buyer Private Financing. The condition regarding closing of the Buyer Private Financing set forth in Section 6.02(j) above shall have been satisfied on or before June 30, 2004.”

1.02 Section 7.01(c) is hereby amended to read in its entirety as follows:

“(c) Delay. At any time prior to the Effective Time, by Buyer or Seller, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the transactions contemplated hereby are not consummated by June 30, 2004, except to the extent that the failure of the Transactions then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 7.01(c).”

1.03 Section 7.01(g) is hereby amended to read in its entirety as follows:

“(g) Failure to Complete Buyer Private Financing. Notwithstanding any action by Buyer’s Board of Directors pursuant to Section 7.01(c), by Seller, if Buyer has

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not satisfied or waived the condition regarding Buyer Private Financing set forth in Section 6.02(j) on or before June 30, 2004.

1.04 Section 7.03 is hereby amended to read in its entirety as follows:

“7.03 Termination Fee. If Seller terminates this Agreement pursuant to Section 7.01(g) then, within five business days of such termination, Buyer shall reimburse Seller for Seller’s reasonable expenses actually incurred (including attorneys’ fees) related to this Agreement, up to $115,000.”

ARTICLE II
MISCELLANEOUS

      2.01 Except as expressly amended by this First Amendment, the terms, conditions, covenants, agreements, representations and warranties contained in the Stock Purchase Agreement shall remain unaffected hereby and shall continue in full force and effect.

      2.02 This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signatures follow]

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      IN WITNESS HEREOF, each Party hereto has caused this First Amendment to be executed on its behalf by its duly authorized officer, all as of the day and year first above set forth.

COMMUNITY NATIONAL BANCORPORATION

By: /s/ Theron G. Reed

Theron G. Reed President and Chief Executive Officer

GULF ATLANTIC FINANCIAL GROUP, INC.

By: /s/ H. Monty Weigel

H. Monty Weigel President and Chief Executive Officer

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